Exhibit 2.2

NIXPLAY INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME.

The name of this corporation is Nixplay Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III: DEFINITIONS.

As used in this Restated Certificate (the “Restated Certificate”), the following terms have the meanings set forth below:

“Board Composition” means that:

(a)       the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect [2] director(s) of the Corporation;

(b)       the stockholders shall elect, by the affirmative vote of a majority of the Common Stock, voting together as a single class, one independent director (i.e., an individual who at the time of his first election as a director is not (i) an employee or a holder of Common Stock of the Company, (ii) a Family Member or Personal Friend of an employee or a holder of Common Stock of the Company, or (iii) an employee of a Person Controlled by an employee or a holder of Common Stock of the Company); and

(c)       any additional directors shall be elected by the affirmative vote of a majority of the Common Stock, voting together as a single class.

“Family Member” means, with respect to any individual, such individual’s parents, spouse, and descendants (whether natural or adopted) and any trust or other vehicle formed for the benefit of, and controlled by, such individual and/or any one or more of them.

“Personal Friend” means, with respect to any individual, an individual with whom such individual has a pre-existing relationship extending beyond a relationship related to that individual’s business or professional activities.

“Control” (including with correlative meaning, “Controlled by”) means (i) with respect to a Person that is a company or corporation, the ownership, directly or indirectly through one or more intermediaries, of more than 50% of the voting rights attributable to the shares of capital stock of that company or corporation and more than 50% of all capital stock of that company or corporation; (ii) with respect to a Person that is not a company or corporation, the ownership, directly or indirectly through one or more intermediaries, of more than 50% of the equity capital of that person and the power to direct or cause the direction of its management and policies.

“Person” means any individual, corporation, partnership, limited liability company, trust or other entity.

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ARTICLE IV: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE V: AUTHORIZED SHARES.

The total number of shares of all classes of stock that the Corporation has authority to issue is 11,060,796, all of which are shares of Common Stock, par value $0.0001 per share.

The following rights, powers privileges and restrictions, qualifications, and limitations apply to the Common Stock.

1.            Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE VI: PREEMPTIVE RIGHTS.

No stockholder of the Corporation has a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and the stockholder.

ARTICLE VII: STOCK REPURCHASES.

In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, or (iii) repurchases of Common Stock in connection with the settlement of disputes with any stockholder.

ARTICLE VIII: BYLAW PROVISIONS.

A.        AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate or bylaws of the Corporation (the “Bylaws”), in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

B.        NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation will be determined in the manner set forth in the Bylaws.

C.        BALLOT. Elections of directors need not be by written ballot unless the Bylaws so provide.

D.        MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

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ARTICLE IX: DIRECTOR LIABILITY.

A.        LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders will not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.        INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C.        MODIFICATION. Any amendment, repeal, or modification of the foregoing provisions of this Article IX will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE X: CORPORATE OPPORTUNITIES.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. “Excluded Opportunity” means any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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